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                                                                   EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT

        This Employment Agreement ("AGREEMENT") is made as of October 31, 2000 by and between Exult, Inc. (the "COMPANY"), and James C. Madden, V ("EXECUTIVE").

        Executive has been employed by the Company pursuant to a previously executed employment agreement (the "OLD AGREEMENT"). In connection with various changes being made to the terms of Executive's employment and agreements between the Company and Executive related to termination of Executive's employment, as well as issuance to Executive of stock options pursuant to a special incentive program for key personnel, the Company and Executive are entering into this Agreement to replace the Old Agreement and govern Executive's employment with the Company. Therefore, the Company and Executive hereby agree as follows:

        1. DUTIES AND RESPONSIBILITIES.

        (a) Title and Reporting. Executive shall serve as the Company's Chairman of the Board, President and Chief Executive Officer and shall report to and perform the duties and responsibilities assigned to Executive by the Company's Board of Directors.

        (b) Duties. Executive's duties will include leading the Company's executive management committee and management of and responsibility for all of the Company's business and operations. The Board may assign specific or additional duties and responsibilities to Executive that are reasonably related to the foregoing.

        (c) Location. Executive shall be based at the Company's corporate headquarters in Orange County, California, but Executive shall be required to travel to other geographic locations in connection with the performance of his executive duties.

        2. CASH COMPENSATION.

        (a) Base Salary. Executive's initial base salary shall be $450,000 per year payable in accordance with the Company's standard payroll policies. Executive's base salary shall be subject to annual review by the Company, and may be increased or decreased in the Company's discretion, provided that the Company will not decrease Executive's base salary more than once in any 365-day period. Decrease of Executive's base salary as provided in the preceding sentence will not constitute a breach by the Company of this Agreement, but may trigger certain rights of Executive pursuant to a separate written severance arrangement with the Company.

        (b) Incentive Compensation. Executive will be eligible to participate in incentive compensation programs established by the Company from time to time for its executive officers. The terms of any such incentive compensation program and Executive's participation therein will be subject to the discretion of the Company's Board of Directors. Any incentive payment is intended to reward contribution to the Company's performance over an entire fiscal year, and (unless other commitments are made in writing to Executive) consequently will be paid only if Executive is employed and in good standing at the time of incentive compensation payments, which generally occurs within 45 days after the close of the Company's



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fiscal year. Incentive compensation determinations will be made in the Company's sole discretion.

        (c) Withholding. The Company may deduct and withhold any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders from the compensation payable to Executive in connection with Executive's employment.

        3. EQUITY COMPENSATION. The Company has previously issued stock options to Executive in connection with his employment. Additional stock options may be granted to Executive in Exult's discretion, but no additional options are promised. All stock options granted to Executive are subject to Exult's applicable stock option plan and any terms or conditions imposed by Exult in connection with the options. No representations or promises are made to Executive regarding the value of Exult stock or options or Exult's business prospects. Executive acknowledges that information about investment in Exult stock, including financial information and related risks, is contained in Exult's SEC reports on Form 10-Q and Form 10-K, which have been made available from Exult's Human Resources department for Executive's review at any time before Executive's acceptance of this Agreement or at any time during Executive's employment. Further, Executive understands that Exult does not provide tax advice and acknowledges Exult's recommendation that Executive consult with a tax specialist regarding Executive's employment compensation.

        4. EXPENSE REIMBURSEMENT. In addition to the compensation specified in
Section 2, Executive shall be entitled, in accordance with the Company's reimbursement policies in effect from time to time, to receive reimbursement from the Company for reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder, provided Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form required by the Company sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

        5. FRINGE BENEFITS.

        (a) Benefit Programs. Executive shall, throughout the period of Executive's employment with the Company (the "EMPLOYMENT PERIOD"), be eligible to participate in all executive life and disability insurance programs, group term life insurance plans, group health plans, accidental death and dismemberment plans and disability programs and other executive perquisites that are made available to the Company's executive officers and for which Executive qualifies.

        (b) Vacation. Executive shall earn vacation time during the Employment Period at the rate of four (4) weeks per year. Vacation shall accrue and be taken pursuant to the Company's vacation benefit policy set forth in the Company's Employee Handbook. Executive also shall be eligible to participate in any "floating holiday" or "personal day off" programs offered by the Company.


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        (c) Death Benefit. If Executive dies during the Employment Period other than as a result of suicide, Executive's legal representatives shall be entitled to receive an amount equal to one year of Executive's annual salary (but in no case in excess of $500,000), payable in equal installments in accordance with Company's standard payroll schedule (subject to all applicable withholdings required by law), but reduced (but not below 0) by the aggregate amount of the proceeds of any death benefits paid to Executive's survivors under policies of life insurance for which the Company paid all premiums as part of the Company's standard death benefit arrangements made available to employees generally.

        (d) Disability Benefit. If during the Employment Period Executive suffers Permanent Disability as defined at the time of Permanent Disability in the Company's 2000 Equity Incentive Plan, or a successor plan thereto, other than as a result of attempted suicide, the Company may, without any liability under this Agreement and by written notice to Executive, at any time thereafter suspend or terminate the Employment Period without any severance obligation, except that Executive shall be entitled to continue to receive payments of his salary, as in effect at the time of the incapacitation or disability leading to Permanent Disability, in accordance with the Company's regular payroll schedule for a period 180 days after such suspension or termination, provided that such obligation will be reduced (but not below 0) by the sum of (A) salary paid in excess of accrued vacation during periods that Executive did not work due to the incapacitation or disability leading to Permanent Disability, plus (B) the aggregate amount of any monthly disability benefits paid to Executive under policies of disability insurance for which the Company paid all the premiums as part of the Company standard disability benefit arrangements made available to employees generally.

        6. EMPLOYMENT ATTRIBUTES.

        (a) At-Will. Executive's employment with the Company is at-will and not for a specific term and may be terminated by either the Company or Executive at any time, for any reason without cause or advance notice.

        (b) Changes. The Company may change Executive's responsibilities, duties, title, and reporting relationships at any time for any reason. Such changes will not constitute a breach by the Company of this Agreement, but may trigger certain rights of Executive pursuant to a separate written severance arrangement with the Company.

        (c) No Severance. Upon termination of Executive's employment for any reason, the Company will have no severance obligation under this Agreement other than (i) as specifically provided in Section 5, and (ii) for payment of accrued but unpaid compensation, vacation and expenses. Executive may, however, be entitled to severance benefits in accordance with one or more separate written severance agreements with the Company.

        7. OTHER AGREEMENTS. Nothing in this Agreement alters or affects the Employee Proprietary Information and Inventions Agreement previously executed and delivered by Executive. Executive's obligations pursuant to the Proprietary Information and Inventions Agreement will survive termination of Executive's employment with the Company.


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        8. REPRESENTATIONS.

        In order to induce the Company to enter into this Agreement and the Related Documents referred to in Section 10(c) and to continue Executive's employment, Executive represents, warrants and undertakes to the Company as follows:

        (a) Executive understands and has had the opportunity to discuss with counsel independent of the Company his obligations under and the terms of all agreements and other obligations applicable to his relationship with all prior employers or parties engaging Executive's services (collectively, the "PRIOR EMPLOYERS"). Executive does and will rely upon his own judgment and the advice he receives from counsel independent of the Company in any action he takes (or decides not to take) in relation to all of the matters referred to in this Agreement, but Executive will keep the Company fully informed of the nature and extent of his obligations to all Prior Employers at any time and any steps Executive proposes to take to effect his disengagement from all Prior Employers.

        (b) Executive has been fully advised by counsel independent of the Company of his obligations under and the terms of this Agreement and the other documents referenced in Section 10(c).

        (c) Executive is under no contractual restriction or other restrictions or obligations that are inconsistent with the execution of this Agreement or the performance of Executive's duties and covenants hereunder, and will not breach any obligations to any Prior Employer.

        (d) Executive is under no physical or mental impairment that would interfere with Executive's ability to perform his duties hereunder.

        (e) Executive has full right and power to enter into this Agreement and perform his duties and covenants hereunder without any consent from any third party.

        (f) Executive's performance of his duties and covenants hereunder will not infringe the rights, including intellectual property rights, of any third party.

        (g) All information provided by Executive to the Company is true, correct and complete.

        9. CERTAIN COVENANTS.

        (a) Focus on Company. During the Employment Period, Executive shall devote his full business time and energy solely and exclusively to the performance of his duties to the Company, and shall render his services under this Agreement fully, faithfully, diligently, and to the best of his ability. During the Employment Period, Executive shall not directly or indirectly provide services of any kind or character to or through any person, firm or other entity except the Company, unless otherwise authorized in writing by the CEO. However, Executive shall have the right to perform such incidental services as are necessary in connection with (a) Executive's private passive investments, but only if Executive is not obligated or required to (and shall not in fact) devote any managerial efforts which interfere with Executive's services to


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the Company, or (b) Executive's charitable or community activities, or participation in trade or professional organizations, but only if such incidental services do not interfere with Executive's services to the Company.

        (b) Prior Employers. Executive will not, in connection with his employment with the Company, breach any obligation to any Prior Employer or other third party, including without limitation by improperly using or disclosing any confidential information, proprietary information or trade secrets belonging to any Prior Employer, or bringing onto the premises of the Company or in any other way using or referring to any unpublished document or any property belonging to any Prior Employer unless consented to in writing by such Prior Employer, and will return all property and confidential information belonging to any Prior Employer. This is in addition to all obligations of Executive under the Employee Proprietary Information and Inventions Agreement.

        (c) Non-Solicitation. During the Employment Period and for one (1) year following termination of Executive's employment, Executive shall not encourage or solicit any of the Company's employees to leave the Company's employ for any reason or interfere in any other manner with employment relationships at the time existing between the Company and its employees; or solicit any client of the Company, induce any of the Company's clients to terminate its existing business relationship with the Company or interfere in any other manner with any existing business relationship between the Company and any client or other third party. Executive acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss that may be incurred by reason of his breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing such breach.

        10. GENERAL

        (a) Successors and Assigns. This Agreement is personal in its nature and the Executive shall not assign or transfer his rights under this Agreement.

        (b) Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

        To the Company:      Exult, Inc.
                             4 Park Plaza, Suite 1000
                             Irvine, California  92614
                             Attention:  Chief Executive Officer

        With a copy to:      General Counsel

        To Executive:        At his address of record as maintained in the
                             Company's employment files



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Any party may change its address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this paragraph.

        (c) Entire Agreement. This Agreement, any separate document pursuant to which the Company undertakes severance or incentive compensation obligations to Executive (including without limitation the Severance Agreement and Stock Option Addendum entered into by Executive and the Company concurrently herewith), the Company's Proprietary Information and Inventions Agreement, and the separate documentation related to Executive's stock options (collectively, the "RELATED DOCUMENTS") together constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive's employment with the Company and the provision by the Company of any consideration or benefits, and supersede all prior written or verbal agreements and understandings between Executive and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Company. Any and all prior agreements, understandings or representations other than the Related Documents relating to the Executive's employment with the Company (including, without limitation, the Old Agreement), are terminated and cancelled in their entirety and are of no further force or effect.

        (d) Governing Law; Severability. This Agreement will be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

        (e) Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

        (f) Arbitration. Any and all disputes and claims between Executive and the Company that arise out of Executive's employment with the Company or termination thereof shall be resolved through final and binding arbitration. This shall include, without limitation,


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disputes relating to this Agreement or any Related Documents, claims for wrongful termination or breach of contract or breach of the covenant of good faith and fair dealing, public policy violation, harassment, discrimination, or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time. The only claims not covered by this Agreement are claims for benefits under the workers' compensation or unemployment insurance laws, which will be resolved pursuant to those laws, and claims that are deemed by a court of competent jurisdiction not to be subject to mandatory arbitration under applicable law. Any demand for arbitration must be made within 365 days of the date on which the dispute first arose (unless a longer period of time is required by law), or it will be deemed waived by both parties. Binding arbitration will be conducted in Orange County, California in accordance with the rules and regulations of the American Arbitration Association. Executive understands and agrees that the arbitration shall be instead of any civil litigation and that this means that Executive is waiving his right to a jury trial as to such claims. The parties further understand and agree that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction. The prevailing party in any arbitration conducted pursuant to this
Section 10(f), and any appeal therefrom or related thereto, or any litigation between Executive and the Company related to Executive's employment or termination thereof that occurs notwithstanding this arbitration provision (all of the foregoing being referred to as "PROCEEDINGS"), shall be entitled to recover from the non-prevailing party all costs incurred by the prevailing party in the Proceedings, including without limitation attorneys' costs and fees. The identity of the prevailing party in any Proceeding will be determined by the arbitrator or other trier of fact or tribunal in the Proceeding as the party most nearly achieving the result sought, although the arbitrator or other trier of fact or tribunal may decide in any Proceeding that there is no prevailing party if, on the basis of all of the facts and circumstances, the interests of justice so require. In addition, the Company shall propose a reasonable set of rules to guide any Proceedings. Such rules shall be designed to lead to a prompt and just result without undue delay or expense, but will not be unduly prejudicial to either party. If Executive agrees to such proposed rules and guidelines, the Company will pay on Executive's behalf or advance to Executive all of Executive's reasonable costs incurred in the Proceedings. Executive's acceptance of such payments or advances will constitute Executive's agreement to reimburse the Company therefor if the Company is found by the arbitrator or other trier of fact or tribunal to be the prevailing party in the Proceeding.

        (g) Waivers; Amendments. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any later breach of that provision. This Agreement may be modified only by written agreement signed by Executive and the Company.

        (h) Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Facsimile or photographic copies of originally signed copies of this Agreement will be deemed to be originals.


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        IN WITNESS WHEREOF, the Company and Executive have entered into this
Agreement as of the date first above written.

                                        EXULT, INC.



                                        By:
                                           -------------------------------------
                                           Douglas L. Shurtleff
                                           Executive Vice President & CFO



                                           -------------------------------------
                                           James C. Madden, V


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                              SEVERANCE AGREEMENT

        This Severance Agreement (this "AGREEMENT") is entered into as of October 31, 2000 by and between Exult, Inc. (the "COMPANY") and James C. Madden, V ("EXECUTIVE").

        Executive has entered into an employment agreement with the Company dated October 31, 2000 (the "EMPLOYMENT AGREEMENT"). In consideration of the Employment Agreement, the provisions hereof, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

        1. If a Triggering Event occurs, but subject to Sections 2 and 3:

               (a) (i) Covered Options that had not vested as of the date of the Triggering Event but that would have vested if Executive had remained employed with the Company until the first anniversary of the date of the Triggering Event will vest and become exercisable, and (ii) all shares previously issued upon exercise of Covered Options prior to vesting that would have become free of repurchase rights if Executive had remained employed with the Company until the first anniversary of the date of the Triggering Event will become free of repurchase rights, as of the date of the Triggering Event, notwithstanding any unsatisfied vesting conditions applicable thereto. Covered Options that accelerate in accordance with this Section 1(a) will be governed by the Plan pursuant to which they were granted, including for purposes of the period for which they will remain exercisable, except to the extent the plan is modified by a written agreement between Executive and the Company. Covered Options that had not vested as of the date of the Triggering Event and that do not accelerate according to this provision will, unless otherwise provided by the Stock Option Addendum entered into by Executive and the Company concurrently herewith, be cancelled.

               (b) The Company or its successor will pay Executive the Severance Payment in a lump sum within 15 days after the date of the Triggering Event or, if later, on the date the condition described in Section 3 is satisfied.

               (c) If Executive qualifies to continue to receive insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the Company will reimburse Executive for the cost of coverage for Executive and Executive's eligible dependents who were covered under Company-sponsored insurance on the date of notice of the Triggering Event for a period of 365 days after the date of the Triggering Event under COBRA. The amount of reimbursement shall be equal to the actual premiums Executive pays.

        2. (a) If in connection with a Triggering Event not involving any Change in Control (as defined at the time thereof in the Company's 2000 Equity Incentive Plan or the successor plan thereto) and not involving any breach by the Company of Executive's Employment Agreement or any other material legal obligation to Executive in any material respect, Executive receives benefits under Section 1 of this Agreement, then within five (5) days of the Triggering Event the Company's CEO may specify a list of companies deemed, in the CEO's reasonable good-faith judgment, to be engaged or planning to engage in business activities competitive with the Company ("LISTED COMPANIES"). If, without prior written consent of the Company's CEO, at any time within 365 days after the Triggering Event Executive directly or indirectly (i) participates in the ownership, management, operation or control of, or is employed or contracted by, or otherwise engaged in any business relationship for Executive's compensation or remuneration or investment with, any of the Listed Companies, or (ii) agrees to do any of the things described in (i), then the Company shall be entitled without consideration or obligation to Executive to cease payments to Executive under this Agreement and to recover from Executive any cash payments made to Executive pursuant to Section 1(b) of this Agreement, and to cancel any stock options that vested pursuant to Section 1(a) of this Agreement but have not been exercised, and to rescind any exercise of any stock options that vested pursuant to Section 1(a) of this Agreement. Any restrictions imposed and Company rights under this Section 2(a) will be (or become) void if the Triggering Event occurs at any time during the period from 60 days before until 548 days after a Change in Control.

               (b) If at any time before the third anniversary of the Triggering Event Executive (i) breaches in any material respect any contractual, legal or fiduciary obligation to the Company, and if such breach is susceptible of cure, fails to cure such breach within 30 days of the Company's delivery to Executive of notice of the breach and demand for cure, or (ii) disparages in any material respect the Company or any other person or entity included among the "Released Parties" as defined in Exhibit A, then the Company shall be entitled without consideration or obligation to Executive to cease payments to Executive under this Agreement and to recover from Executive any cash payments made to Executive pursuant to Section 1(b) of this Agreement, and to cancel any stock options that vested pursuant to Section 1(a) of this Agreement but have not been exercised, and to rescind any exercise of any stock options that vested pursuant to Section 1(a) of this Agreement. Any obligation of the Company to provide benefits to Executive will be suspended during any applicable cure period.

               (c) The Company may exercise its rights under this Section 2 in whole or part by giving Executive written notice at any time or from time to time within 180 days after becoming aware of the activities described above. Within ten days after receiving such notice from the Company, Executive shall repay to the Company the cash payments made to Executive pursuant to Section 1(b) of this Agreement, and return to the Company all shares of stock Executive received in connection with any rescinded option exercise, or if Executive has transferred such shares, then pay to the Company in cash the equivalent value thereof at the time of their transfer. If Executive returns shares to the Company pursuant to the foregoing, the Company will return to Executive the aggregate exercise price Executive paid for the shares, in the Company's discretion either by paying Executive cash, or by reduction of amounts Executive owes the Company. If Executive has transferred shares and is therefore obligated to pay the Company the value thereof pursuant to the foregoing, Executive may deduct from that payment any portion of the aggregate exercise price Executive paid to the Company for the shares that has not been paid to Executive by the Company in its discretion either in cash or by reduction of amounts Executive owes the Company.

        3. The benefits provided to Executive under this Agreement will in each case be contingent upon and subject to Executive's execution and delivery to the Company, and the effectiveness upon any applicable period of revocability, of a written release substantially in the form attached hereto as Exhibit A.


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        4. The benefits provided to Executive under this Agreement will be subject to appropriate income tax withholding and other deductions required by applicable laws or regulations or approved by Executive, and Executive will be responsible for all income taxes payable as a result of receipt of benefits under this letter, without gross-up or other assistance from the Company except as may be provided by separate written agreement between the Company and Executive. Notwithstanding anything herein to the contrary, the Company's obligation to pay or provide any benefits under this Agreement may be reduced in offset by the amount of any (i) monetary obligation Executive has to the Company or any of its Affiliates and/or (ii) liability of the Company or any of its Affiliates to a third-party as a result of any conduct by Executive that is outside the scope of Executive's employment with the Company.

        5. The following definitions apply for purposes of this Agreement:

        "AFFILIATE" of the Company means any person or entity controlling, controlled by, or under common control with the Company.

        "CAUSE" means (i) Executive has engaged in any "Misconduct" as defined at the time thereof in the Company's 2000 Equity Incentive Plan or the successor plan thereto; or (ii) Executive's conviction of, or plea of nolo contendere to, any felony or misdemeanor in which the actions forming the basis for the charges for which Executive was convicted or to which Executive pled nolo contendere manifested moral turpitude or fraud by Executive, or that has a material adverse effect (including without limitation reputational effect) upon the Company, or that demonstrates that Executive is manifestly unfit for a position of leadership and trust in the Company.

        "COVERED OPTIONS" means all options to purchase capital stock of the Company or its successor issued to Executive at any time before or after execution of this Agreement and all options or other securities issued in replacement for such options, provided that with respect to any stock options originally issued to Executive after the date of this Agreement ("SUBSEQUENT OPTIONS") the Company may specify at any time within 30 days before or after the original date of issuance thereof that such Subsequent Options are not Covered Options for purposes hereof.

        "DISABILITY" means Permanent Disability as defined in the Company's 2000 Equity Incentive Plan, or the successor plan thereto.

        "EXECUTIVE OFFICERS" means officers of the Company or its Affiliates in favor of whom the Company has entered into a severance agreement substantially in the form hereof.

        Resignation with "GOOD REASON" means (i) breach by the Company of Executive's Employment Agreement or any other material legal obligation to Executive in any material respect and failure to cure such breach within 15 days of receipt from Executive of a written demand for cure delivered to the Company within 60 days after Executive became aware of the breach, followed by resignation by Executive of Executive's employment within 30 days after the end of such 15-day cure period; or (ii) resignation by Executive of Executive's employment within 30 days after (A) being directed to relocate Executive's primary work location by more than 25 miles, which relocation would increase Executive's commuting distance over the


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distance to Executive's primary work location before the change; (B) Executive's level of responsibility, duties, title or reporting relationships are diminished in any material way; (C) Executive's annual salary is reduced below $450,000 or by more than 15% in any 365-day period; (D) Executive's bonus or other incentive compensation eligibility or participation is reduced disproportionately to other Executive Officers, taking into account relative annual salary levels (provided that non-payment to Executive of incentive compensation because of Executive's failure to achieve reasonable performance milestones consistent with a written incentive compensation plan that was fairly administered will not constitute
Good Reason); or (E) any successor to the Company or its business fails in any acquisition of the Company or its business, or any other reorganization or change-in-control transaction to assume in full all of the obligations of the Company under this Agreement.

        "SEVERANCE PAYMENT" means an amount equal to the sum of (i) Executive's annual salary as in effect on the first day of the fiscal year in which the Triggering Event occurs or immediately before the Triggering Event, whichever is greater, plus (ii) Executive's target bonus for the year in which the Triggering Event occurs as in effect on the first day of the fiscal year in which the Triggering Event occurs or immediately before the Triggering Event, whichever is greater, provided that Executive's target bonus for this purpose will in no case be less than 50% of the amount referred to in part (i) of this definition. For these purposes, non-cash bonus components will be converted to and paid in their cash equivalent calculated as of the time of the Triggering Event.

        "TRIGGERING EVENT" means the Company or its successor terminates Executive's employment under any circumstances other than for Cause, death or Disability; or Executive resigns Executive's employment with Good Reason. The date of the Triggering Event will be the date Executive's employment terminates.

        6. (a) Except as described in the third sentence of this Section 6(a), this Agreement supersedes any and all (i) previous agreements, plans or addenda related to severance benefits payable to Executive, all of which are hereby terminated and of no further force or effect, and (ii) contrary provisions of any plan pursuant to which Covered Options are granted. In addition, the benefits payable to Executive hereunder are in lieu of any other severance benefits under any other plan or agreement of the Company implemented or entered into before the date of this Agreement. However, this Agreement is a supplement to, and not a limitation of, the rights of Executive under the plans pursuant to which the Covered Options were issued, and nothing in this Agreement limits acceleration of stock options or other benefits provided to Executive under stock option plans of the Company or separate written agreements entered into by the Company on or after the date hereof.

        (b) If Executive becomes entitled to the benefits provided under this Agreement, then Section 4.14 of the Company's 2000 Equity Incentive Plan, and any similar provisions of any other plan or agreement otherwise applicable to Executive or Covered Options, will cease to apply in circumstances described in item (a) of the definition of "Misconduct" in the 2000 Equity Incentive Plan (describing competitive activities), but this will not limit Section 2(a) of this Agreement.

        7. Sections 10(b) [Notices], 10(d) [Governing Law; Severability], 10(e) [Remedies], 10(f) [Arbitration], 10(g) [Waivers; Amendments] and 10(h) [Counterparts] of the Employment Agreement shall be applicable to this Agreement as though set forth herein. Without limiting the foregoing, it is specifically intended that the prevailing party in disputes hereunder be entitled to recover attorneys' fees and costs as set forth in Section 10(f) of the Employment Agreement.

        In witness whereof, the Company and Executive have entered into this Agreement as of the date first above set forth.

EXULT, INC.


By:
   ---------------------------------          ----------------------------------
    Douglas L. Shurtleff                      James C. Madden, V
    Executive Vice President & CFO

                             STOCK OPTION ADDENDUM

        This Stock Option Addendum (this "ADDENDUM") is entered into as of October 31, 2000 by and between Exult, Inc. (the "COMPANY") and James C. Madden, V ("OPTIONEE").

        Optionee has entered into an employment agreement with the Company dated October 31, 2000 (the "Employment Agreement"). In consideration of the Employment Agreement, the provisions hereof, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Optionee hereby agree as follows:

        1. Upon an Involuntary Termination that occurs at any time from 60 days before a Change in Control until 548 days after a Change in Control, subject to
Section 2, all of the shares of the Company's capital stock that are at the time of the Involuntary Termination subject to outstanding Covered Options or issued upon exercise of Covered Options prior to vesting shall automatically vest in full on an accelerated basis so that the Covered Options shall immediately become exercisable for all underlying shares as fully-vested and all shares issued upon exercise of Covered Options prior to vesting will become free of repurchase rights. The Covered Options shall remain governed by the plan pursuant to which they were granted, including for purposes of the period for which they will remain exercisable, except to the extent the plan is modified by a written agreement between Optionee and the Company. In order to facilitate the vesting that would be provided by this Addendum in case of a Change in Control occurring 60 days or less after an Involuntary Termination preceding that Change in Control, any cancellation or termination of unvested Covered Options that would occur as a result of the Involuntary Termination will be deferred until it is determined that no vesting of those Covered Options will occur pursuant to this Addendum. However, notwithstanding the foregoing, this Addendum will not extend the term or cause vesting of any Covered Options that have lapsed upon expiration of their initial term before occurrence of the Involuntary Termination and Change in Control required to trigger vesting under this Addendum.

        2. The benefits provided to Optionee under this Addendum will in each case be contingent upon and subject to Optionee's execution and delivery to the Company, and the effectiveness upon any applicable period of revocability, of a written release in substantially the form attached hereto as Exhibit A.

        3. (a) The benefits provided to Optionee under this Addendum will be subject to appropriate income tax withholding and other deductions required by applicable laws or regulations or approved by Optionee, and Optionee will be responsible for all income taxes payable as a result of receipt of benefits under this Addendum.

           (b) If Optionee becomes obligated to pay any excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar or successor law or regulation, whether as a result of benefits provided to Optionee under this Addendum or another agreement by or plan of the Company or any Affiliate of the Company, or both, the Company shall pay an additional amount (the "Gross-Up Payment") to Optionee at the time specified in the following paragraph. The Gross-Up Payment shall be equal to the amount necessary so that the net amount retained by Optionee, after subtracting the parachute excise tax imposed by Section 4999 of the Code or any successor statute then in effect

(the "Excise Tax"), and after also subtracting all federal, state or local income tax, FICA tax and Excise Tax on the Gross-Up Payment, shall be equal to the net amount Optionee would have retained if no Excise Tax had been imposed and no Gross-Up Payment had been paid. The amount of the Gross-Up Payment shall be determined in good faith by independent accountants or tax counsel selected by the Company and acceptable to Optionee, who shall apply the following assumptions: (i) Executive shall be treated as paying federal income taxes at the highest marginal rate in the calendar year in which the Gross-Up Payment is made, and (ii) Optionee shall be treated as paying state and local income taxes at the highest marginal rate(s) in the calendar year in which the Gross-Up Payment is made in the locality of Optionee's residence as of the effective date of Optionee's termination or resignation, net of the maximum reduction in federal income taxes that could be obtained from deducting those state and local taxes.

           The Gross-Up Payment shall be made within five business days after the event that triggered the Company's obligation to provide the benefits upon which taxes as described in this Section 3 are payable (the "Triggering Event"), provided that if the Gross-Up Payment cannot be determined within that time, the Company shall pay Optionee within that time an estimate, determined in good faith by the Company, of the minimum amount of the Gross-Up Payment and shall pay the remainder (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the Triggering Event. If the estimated payment is more than the amount later determined to have been due, the excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be repaid by Optionee within five business days after written demand.

           If the actual Excise Tax imposed is less than the amount that was taken into account in determining the amount of the Gross-Up Payment, Optionee shall repay at the time that the amount of the reduced Excise Tax is finally determined the portion of the Gross-Up Payment attributable to that reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, FICA tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Optionee, to the extent the repayment results in a reduction in or refund of the Excise Tax, FICA tax or federal, state or local income tax), plus interest on the amount of the repayment at the rate provided in Section 1274(b)(2)(B) of the Code. If the actual Excise Tax imposed is more than the amount that was taken into account in determining the amount of the Gross-Up Payment, the Company shall make an additional gross-up payment in respect of such excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) at the time that the amount of the excess is finally determined.

        4. For purposes of this Addendum, the following definitions apply:

        "CAUSE" means (i) Optionee has engaged in any "Misconduct" as defined at the time thereof in the Company's 2000 Equity Incentive Plan or the successor plan thereto; or (ii) Optionee's conviction of, or plea of nolo contendere to, any felony or misdemeanor in which the actions forming the basis for the charges for which Optionee was convicted or to which Optionee pled nolo contendere manifested moral turpitude or fraud by Optionee, or that has a material adverse effect (including without limitation reputational effect) upon the Company, or that demonstrates that Optionee is manifestly unfit for a position of leadership and trust in the Company.

        "CHANGE IN CONTROL" has the meaning set forth at the time thereof in the Company's 2000 Equity Incentive Plan or the successor plan thereto, provided that for purposes hereof the threshold for a Change in Control resulting from stock accumulation shall be 50% rather than 30%, and paragraph (i) of the definition of "Change in Control" in the 2000 Equity Incentive Plan shall accordingly be read to substitute 50% for 30% in each case therein.

        "COVERED OPTIONS" means all options to purchase capital stock of the Company or its successor issued to Optionee at any time before or after execution of this Addendum and all options or other securities issued in replacement for such options, provided that with respect to any stock options originally issued to Optionee after the date of this Addendum ("SUBSEQUENT OPTIONS"), the Company may specify at any time within 30 days before or after the original date of issuance thereof that such Subsequent Options are not Covered Options for purposes hereof.

        "DISABILITY" means Permanent Disability as defined at the time thereof in the Company's 2000 Equity Incentive Plan, or the successor plan thereto.

        "EXECUTIVE OFFICERS" means officers of the Company or its affiliates with whom the Company has entered into an addendum substantially in the form hereof.

        Resignation with "GOOD REASON" means (i) breach by the Company of Optionee's Employment Agreement or any other material legal obligation to Optionee in any material respect and failure to cure such breach within 15 days of receipt from Optionee of a written demand for cure delivered to the Company within 60 days after Optionee became aware of the breach, followed by resignation by Optionee of Optionee's employment within 30 days after the end of such 15-day cure period; or (ii) resignation by Optionee of Optionee's employment within 30 days after (A) being directed to relocate Optionee's primary work location by more than 25 miles, which relocation would increase Optionee's commuting distance over the distance to Optionee's primary work location before the change; (B) Optionee's level of responsibility, duties, title, or reporting relationships are diminished in any material way; (C) Optionee's annual salary is reduced below $450,000 or by more than 15% in any 365-day period; (D) Optionee's bonus or other incentive compensation eligibility or participation is reduced disproportionately to other Executive Officers, taking into account relative annual salary levels (provided that non-payment to Optionee of incentive compensation because of Optionee's failure to achieve reasonable performance milestones consistent with a written incentive compensation plan that was fairly administered will not constitute Good Reason); or (E) any successor to the Company or its business fails in any acquisition of the Company or its business, or any other reorganization or change-in-control transaction to assume in full all of the obligations of the Company under this Addendum.

        "INVOLUNTARY TERMINATION" means:

               (i) Optionee's involuntary dismissal or discharge by the Company or its successor under circumstances other than Cause, death or Disability, or

               (ii) Optionee's resignation with Good Reason.

        5. (a) Except as described in the second sentence of this Section 5(a), this Addendum supersedes any and all (i) previous agreements or addenda related to acceleration of option vesting upon a Change in Control or "Corporate Transaction," all of which are hereby terminated and of no further force or effect and (ii) contrary provisions of any plan pursuant to which Covered Options are granted. However, this Addendum is a supplement to, and not a limitation of, the rights of Optionee under the plans pursuant to which the Covered Options were issued, and nothing in this Addendum limits acceleration of stock options or other benefits provided to Optionee under stock plans of the Company or separate written agreements entered into by the Company or its successors on or after the date hereof.

           (b) If Optionee has rights to acceleration of vesting of the same stock options under this Addendum and also under a separate severance plan or agreement, which rights are triggered in connection with the same termination of employment, then the rights as set forth herein shall govern, such that Optionee's rights under Section 3(b) hereof will apply to all stock option acceleration, and any rights of the Company under any such separate severance plan or agreement to cancel stock options or to rescind stock option exercises, or to cease or recover severance payments, will not be applicable. However, this Addendum will supplement but not limit any rights of Optionee to receive cash severance payments pursuant to any separate severance plan or agreement.

           (c) Without limiting the foregoing, if Optionee becomes entitled to the benefits provided under this Addendum, Section 4.14 of the Company's 2000 Equity Incentive Plan, and any similar provisions of any other plan or agreement otherwise applicable to Optionee or Optionee's Covered Options, will cease to apply to, and will in no way affect or confer upon the Company, its successors, or any other party, any rights against, Optionee or Covered Options.

        6. Sections 10(b) [Notices], 10(d) [Governing Law; Severability], 10(e) [Remedies], 10(f) [Arbitration], 10(g) [Waivers; Amendments] and 10(h) [Counterparts] of the Employment Agreement shall be applicable to this Addendum as though set forth herein. Without limiting the foregoing, it is specifically intended that the prevailing party in disputes hereunder be entitled to recover attorneys' fees and costs as set forth in Section 10(f) of the Employment Agreement.

        IN WITNESS WHEREOF, the Company and Optionee have entered into this Addendum as of the date first above set forth.

EXULT, INC.


By:
   ---------------------------------            --------------------------------
    Douglas L. Shurtleff                        James C. Madden, V
    Executive Vice President & CFO